Exhibit 4.1



                            CONSULTING SERVICES AGREEMENT
                                  WITH T. J. JESKY

      This consulting services agreement ("Consulting Agreement") is made as of this 2nd day of December, 2002, by and between T. J. Jesky, 1801 E. Tropicana, Suite 9, Las Vegas, NV 89119, (referred to herein as the "Consultant") and ModernGroove Entertainment, 2435 N. Central Expressway Suite 1200, Richardson, TX 75080; (referred to herein as the "Company"), and with
T. J. Jesky and Company collectively sometimes herein referred to as the "Parties". The Parties hereto, for ten (10) dollars and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

      WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "MODG"; and

      WHEREAS, and the Consultant is a principal of a registered filing agent company and is in the business of consulting with public companies regarding public filings with the Securities and Exchange Commission ("SEC") and assisting companies in the organization and preparation of due diligence material relating to drafting of SEC filings for Company review; and

      WHEREAS, the Company wishes to retain T. J. Jesky as a non-exclusive corporate consultant; and

      IT IS, THEREFORE agreed that:

1. Services. The Company shall retain T. J. Jesky to provide general corporate drafting document services which may include, but not be limited to: assistance in the preparation, organization and drafting of corporate materials, and assistance with general EDGAR filings in accordance with the Rules and Regulations of the Securities and Exchange Commission. The filings to be worked on by the Consultant include, the drafting of the Company's Annual Report for 2002 pursuant to Form 10K-SB, an Amended Current Report on Form 8K, a Form S-8, and all other required reports to keep the Company's filings current with the SEC through the completion of the Form 10K-SB. The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

    The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof until the completion of the work outlined in Item 1 above.

3. Consideration. As consideration for the Services provided by Consultant, the Company shall pay to Consultant the following fees:

(a) Fees. The Company shall pay to Consultant a fee of fifty thousand dollars ($50,000.00) or issue two million (2,000,000.00) free trading common stock, par value $0.001 per share, registered with the U.S. Securities and Exchange Commission on Form S-8 in lieu of cash payment.

(b) The Shares to be issued shall be fully paid non-assessable registered shares.

4. Independent Contractor. Consultant's relationship with the Company will be that of an independent contractor and not an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from consideration paid to Consultant for taxes, all of which will be Consultant's responsibility. Consultant will have no authority to enter into contracts that bind Company or create obligations on the part of the Company without the prior written authorization of the Company.

5. Company's Representations. Warranties and Covenants. As of the Effective Date, the Company hereby represents, warrants and covenants to Consultant as follows:

(a) The Company is a duly organized corporation validly existing under the laws of the State of Nevada and has full power and authority to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Company has been duly authorized by all requisite corporate actions and proceedings, and this Agreement constitutes the legal, valid and binding obligation of the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby do or would after the giving of notice or the lapse of time or both, (i) conflict with, result in a breach of, constitute a default under, or violate the Articles of Incorporation or the Bylaws of the Company; or (ii) conflict with, result in a breach of, constitute a default under, or violate any federal, state, or local law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court, except for conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect;
or (iii) requires any further consent from any person or entity which has not already been received, including without limitation any shareholder, Board of Director, or lender approvals.

(c) The Shares of Common Stock to be issued to Consultant shall be duly authorized and validly issued, fully paid and unassessable, free of liens, encumbrances and restrictions on transfer, and shall be issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended, and any relevant state securities laws or pursuant to valid exemptions therefrom.

(d) The Company's Board of Directors has authorized the issuance of the Shares set forth in Section 2 above for consideration consisting of this Agreement and the Services to be provided hereunder. The Company's Board of Directors has determined that the consideration received for the Shares, consisting of this Agreement and the Services to be provided hereunder, is adequate. In rendering its Services, Consultant will be using and relying on the information supplied to it by the Company without independent verification thereof or independent appraisal of any of the Company's business. The Company hereby represents that all information made available to Consultant by the Company will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

6. The Company agrees to provide Mr. T. J. Jesky with any information and documents as may be requested by Consultant in connection with the services to be performed for Company in a timely manner. Failure to provide the Consultant with requested information on a timely manner, will negate any liability for the Consultant to complete his work. The Company shall be solely responsible for the accuracy of the information and representations contained in any documents to be prepared by Consultant on behalf of Company.


7. The Company's Indemnification Obligation. The Company agrees that it will indemnify and hold harmless Consultant, its officers, directors, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities and expenses, joint or several (including all reasonable fees of counsel), caused by or arising out of (a) the Company's breach of any covenant or representation hereunder, or (b) Consultant acting for the Company pursuant to this Agreement, including, without limitation, (i) actions taken or admitted to be taken by the Company or any persons acting together or in concert with the Company (including any untrue statements made or admitted to be made) or (ii) actions taken or admitted to be taken by any of the indemnified persons set forth above with the consent of or in conformity with actions taken or admitted to be taken by the Company or any persons acting together or in concert with the Company; provided, however, that the Company will not be liable under this Section to the extent that any loss, claim, damages, liability or expense is found to have resulted from Consultant's gross negligence or will full misconduct.

8.  Miscellaneous.

(a) Amendments and Waivers. No term of this Agreement may be amended or waived except with the written consent of the parties.

 (b) Entire Agreement. This Agreement, including the Exhibits hereto constitutes the entire agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) delivered by a nationally-recognized delivery service (such as Federal Express or UPS), or (iv) faxed, addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice. Notices shall be deemed communicated upon receipt if personally delivered, delivered by a nationally-recognized delivery service or faxed (with a written confirmation of facsimile transmission), or five (5) days after posting if sent by certified mail.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall governed by the laws of Nevada, without giving effect to the principles of conflict of laws.

(e) Attorney's Fees. If any action at law or in equity is commenced by any party to enforce or interpret the terms of this Agreement, the party finally prevailing in such proceeding or action shall be entitled to recover from the unsuccessful party reasonable attorney's fees, costs and necessary disbursements in addition to any relief to which it may be entitled.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under the applicable law, the parties agree to renegotiate such provision such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g) Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

December 2, 2002

                           MODERNGROOVE ENTERTAINMENT, INC.

                           By:  /s/  Zach Bair
                           ---------------------------
                                     Zach Bair, CEO
  AGREED AND ACCEPTED

  By: /s/ T. J. Jesky
  --------------------
  T. J. Jesky
  1801 E. Tropicana, Suite 9
  Las Vegas, NV  89119

2,000,000 Shares. Number of Shares to be issued to T. J. Jesky pursuant to this agreement.